UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2010

ARTESIAN RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-18516	51-0002090
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

664 Churchmans Road, Newark, Delaware	19702
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	302-453-6900

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01 Other Events

On December 22, 2010, Artesian Water Company, Inc. (“Artesian Water”), the principal subsidiary of Artesian Resources Corporation (“Artesian Resources”), filed a complaint in the United States District Court for the Eastern District of Pennsylvania (the “Court”) against Chester Water Authority (“Chester Water”) claiming breach of contract, unjust enrichment and requesting declaratory judgment.  On or about June 6, 1990, Artesian Water and Chester Water entered into an Interconnection Agreement, as amended on or about August 1, 1997,  (the “Agreement”), by which Chester Water agreed to supply, and Artesian Water agreed to purchase, bulk water supplies (the “Supplies”).  Chester Water breached the terms of the Agreement by failing to calculate rate increases for the Supplies in 2008, 2009 and 2010 in accordance with the Agreement. The complaint further alleges that Chester Water increased Artesian Water’s rates for the Supplies without justification and in violation of water industry practices and, as a result, Chester Water has been unjustly enriched and Artesian Water has been impoverished. The complaint seeks a judicial determination of Artesian Water’s rights and Chester Water’s obligations pursuant to the Agreement in connection with Chester Water’s rate increases and alleged failure to comply with the terms of the Agreement.    Artesian Water seeks monetary damages, declaratory relief regarding appropriate rates to be paid by Artesian Water under the terms of the Agreement, related costs and attorneys’ fees and further relief as the Court may determine.

Although Artesian Water intends to pursue its claims in the action vigorously, there can be no assurances that it will prevails on any of the claims, in the action, or, if it does prevail on one or more claims, of the amount or nature of recovery that may be awarded to it for such claim(s).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTESIAN RESOURCES CORPORATION
Date: December 28, 2010	By: /s/ David B. Spacht
David B. Spacht
Chief Financial Officer